CONSENT OF PETER G. FOLK, P. ENG.

I consent to the reference to under the caption "Experts" and to the use of my Technical Report entitled “Report on the Jinniushan Gold Project, Yuanling County, Hunan Province, China” dated December 28, 2006 (the “Report”), prepared in compliance with National Instrument 43-101 and Form 43-101F1 in the Annual Registration Statement (Form 20-F) of Minco Gold Corporation (formerly “Mining & Metals Corporation”) (the “Company”).

I have read the Annual Registration Statement (Form 20-F), the National Instrument 43-101 (the "Instrument"), the Companion Policy 43-101CP, and Form 43-101F1 (the "Form 43-101F1"), and confirm that:

(a)

I have no reason to believe that there are any misrepresentations in the information contained in the Annual Registration Statement (Form 20-F) derived from “The Report” or that is within my knowledge as a result of the investigations and enquiries made by me in connection with the preparation of the Report;

(b)

the Report complies with the requirements of the Instrument and Form 43-101F1.

Further, I hereby confirm my consent to the Company's use of the Annual Registration Statement (Form 20-F) for its regulatory filing purposes and its disclosure to the public.

Dated this 29th day of June, 2007

Signature of Qualified Person

______________________

Peter G. Folk, P.Eng.

Seal of Qualified Person